Rule 424(b)(3)
                                                           File No.  333-06955
                             NALCO CHEMICAL COMPANY

                         COMMON STOCK ACQUIRED UNDER THE
                             NALCO CHEMICAL COMPANY
                 NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN
                           APPENDIX DATED MAY 12, 1997
                                       TO
                         PROSPECTUS DATED JUNE 27, 1996

This Appendix updates certain information in the Prospectus dated June 27, 1996 (the "Prospectus") relating to shares of Common stock which may be offered by the stockholders listed herein under the caption "Selling Stockholders" or by their transferees (or by their donees or pledgees). The Company will furnish without charge to participants additional copies of the Prospectus upon request.


                              SELLING STOCKHOLDERS

The following table sets forth the name and position within the Company for the last three years of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by him on the date of this Prospectus and, the number of shares offered by the Prospectus.

                         Shares Owned                     Shares Offered by
Name of Director         Beneficially (1)                 This Prospectus (2)
----------------        ----------------                 -------------------
J. L. Ballesteros           12,400                                  400
H. G. Bernthal              32,804(4)                               400(5)
H. Corless                  34,404(3)(4)                            400(5)
H. M. Dean                  29,654(3)(4)                            400(5)
J. P. Frazee, Jr.           35,038(4)                               400(5)
A. L. Kelly                 27,544(4)                               400(5)
F. A. Krehbiel              36,404(4)                               400(5)
W. A. Pogue                 33,340(3)(4)                            400(5)
J. J. Shea                  21,404(4)                               400(5)

     (1) Includes shares which may be acquired by exercise of stock options pursuant to the Plan. (2) This does not constitute a commitment to sell all of the stated number of shares. The amount of shares offered shall be determined from time to time by each selling stockholder in his sole discretion. (3) Includes beneficial/ownership of shares held indirectly by wife.

     (4)  Includes  stock   compensation   deferred  as  Share  Units  from  the
Non-employee Directors Stock Compensation Plan.
(5) Deferred as Share Units

Additional selling stockholders will be identified by a subsequent appendix.

One or more of the Selling Stockholders may from time to time make gifts of any or all of his shares or pledge any or all of his shares as collateral for loans. In the event of such gift or of a default under any such loan, the donee may elect to sell donated shares or the lender may elect to sell shares held as collateral by means of the Prospectus as supplemented.